EXHIBIT NO. 99.1

Audited Financial Statements and Supplemental
Schedule
Chemical Financial Corporation 401(k) Savings Plan
December 31, 2002 and 2001 and Year ended December 31, 2002
with Report of Independent Auditors

Chemical Financial Corporation
401(k) Savings Plan

Audited Financial Statements and Supplemental Schedule

December 31, 2002 and 2001 and Year ended December 31, 2002

Report of Independent Auditors

Administrative Committee
Chemical Financial Corporation 401(k) Savings Plan

We have audited the accompanying statements of assets available for benefits of the Chemical Financial Corporation 401(k) Savings Plan as of December 31, 2002 and 2001, and the related statement of changes in assets available for benefits for the year ended December 31, 2002. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the assets available for benefits of the Plan at December 31, 2002 and 2001, and the changes in its assets available for benefits for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2002 is presented for purpose of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

/s/ Ernst & Young LLP
Ernst & Young LLP

January 31, 2003
Detroit, Michigan

Chemical Financial Corporation 401(k) Savings Plan

Statements of Assets Available for Benefits
	December 31
	2002	2001
Assets
Investments, at fair value:
Chemical Financial Corporation common stock	$7,717,936	$2,556,604
Mutual funds	13,037,790	4,838,131
Loans to participants	261,257	56,681
Total investments	21,016,983	7,451,416

Receivables:
Accrued income	7,192	1,393
Participant contributions	-	460
Assets available for benefits	$21,024,175	$7,453,269

See accompanying notes.

Statement of Changes in Assets Available for Benefits

Year ended December 31, 2002

Additions
Interest and dividend income	$421,499
Participant contributions	2,158,858
Employer contributions	495,471
Transfer from Shoreline Financial Corporation 401(k) Profit Sharing Plan	12,910,099
Transfer from Bank West 401(k) Plan	592,215
Total additions	16,578,142

Deductions
Benefit payments	1,158,113
Total deductions	1,158,113

Net realized and unrealized depreciation in
fair value of investments (Note 3)	(1,849,123)
Net increase	13,570,906

Assets available for benefits:
Beginning of year	7,453,269
End of year	$21,024,175

See accompanying notes.

Chemical Financial Corporation 401(k) Savings Plan

Notes to Financial Statements

December 31, 2002 and 2001

1.  Description of the Plan

The following description of the Chemical Financial Corporation (the Company) 401(k) Savings Plan (the Plan) provides only general information. Participants should refer to the Plan agreement for a complete description of the Plan's provisions.

As approved by the Board of Directors on October 15, 2001, the Shoreline Financial Corporation 401(k) Profit Sharing Plan and the Bank West 401(k) Plan merged into the Plan effective January 1, 2002. All eligible participants of those plans became participants of the Plan as of that date.

General

The Plan is a defined contribution plan covering all employees who have completed one year of service. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Contributions

Each year, participants may contribute up to 85% of pretax annual compensation not to exceed IRC limitation, as defined in the Plan. Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans. Effective January 1, 2002, the Company contributes matching contributions equal to 50% of the participant's salary reductions. In determining matching contributions, only salary reductions up to 4% of a participant's compensation will be matched.

Participant Accounts

Each participant's account is credited with the participant's contributions and allocations of (a) the Company's contributions and (b) plan earnings. Participants direct the investment of their accounts among the investment funds offered by the Plan. The benefit to which a participant is entitled is the benefit that can be provided from the participant's account.

Vesting

Participants are immediately vested in their contributions. Matching contributions vest in accordance with the following schedule:

Years of Service	Percentage
Less than 3	0%
3 or more	100%

Chemical Financial Corporation 401(k) Savings Plan

Notes to Financial Statements (continued)
1.  Description of the Plan (continued)

Participant Loans

Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50% of their vested account balance. Loan terms range from 1-5 years. The loans are secured by the balance in the participant's account and bear interest at a rate commensurate with local prevailing rates as determined monthly by the plan administrator. Principal and interest are paid ratably through payroll deductions.

Payment of Benefits

On termination of service or upon death, disability or retirement, a participant may request benefit payment. Benefit payments are distributed in lump-sum amount equal to the vested value of the participant's account. Payment of benefits may not be deferred by participants beyond their attainment of age 70-1/2.

2.   Summary of Accounting Policies

Investment Valuation

The Plan's investments are stated at fair value. Securities traded on a national securities exchange are valued at the last reported sales price on the last business day of the Plan year. Mutual funds are stated at the quoted market prices which represent the net asset values of shares held by the Plan at year-end. The participant loans are valued at their outstanding balances, which approximate fair value.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Chemical Financial Corporation 401(k) Savings Plan

Notes to Financial Statements (continued)

2.   Summary of Accounting Policies (continued)

Plan Termination

Although it has not expressed the intention to do so, the Company has reserved the right to terminate the Plan at any time by resolution of its Board of Directors subject to the provisions of ERISA. In the event of Plan termination, participants will continue to be 100% vested in their accounts. The value of the participant accounts will be determined as of the effective date of the termination and distributed as provided by the Plan.

Administration

The Company has elected to pay all significant administrative expenses of the Plan.

Reclassifications

Certain amounts previously reported in 2001 have been reclassified to conform with the presentation used in 2002.

3.  Investments

During the year ended December 31, 2002, the Plan's investments (including investments purchased, sold, as well as held during the year) (depreciated) appreciated in fair value as determined by quoted market prices as follows:

Net Realized and Unrealized (Depreciation) Appreciation in Fair Value of Investments

Mutual funds	$(2,330,955)
Chemical Financial Corporation common stock	481,832
$(1,849,123)

Chemical Financial Corporation 401(k) Savings Plan

Notes to Financial Statements (continued)

3. Investments (continued)

Investments that represent 5% or more of the Plan's net assets are as follows:

	December 31
	2002	2001

*Chemical Financial Corporation Common Stock	$7,717,936	$2,556,604
Federated Investors Index Fund	2,306,132	2,202,555
Federated Investors Money Market Fund	1,580,098	489,612
Federated Investors Fixed Income Fund	1,120,859	**
Federated Investors Middle Cap Stock Fund	1,657,615	**
Federated Investors Magellan Fund	1,590,296	**
Fidelity Investments Growth Stock Fund	1,355,080	**
Fidelity Investments Stock and Bond Fund	1,383,954	799,638

*Party-in-interest
** Less than 5% of Plan net assets

4.  Income Tax Status

The Plan has received a determination letter from the Internal Revenue Service dated August 23, 1994, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the Code) and, therefore, the related trust is exempt from taxation. Subsequent to the issuance of the determination letter, the Plan was amended and restated in its entirety. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan Administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan, as amended and restated, is qualified and the related trust is tax exempt.

Supplemental Schedule

Chemical Financial Corporation 401(k) Savings Plan

Employer ID # 38-2022454
Plan # 002

Schedule H, Line 4(i)-Schedule of Assets (Held at End of Year)

December 31, 2002

Identity of Issue, Borrower, Lessor or Similar Party	Description of Investment Including Maturity Date, Rate of Interest Collateral, Par or Maturity Value	Cost	Current Value

*Chemical Financial Corporation	Common Stock		$7,717,936

Federated Investors Mutual Funds	Fixed Income Fund		1,120,859
	Index Fund		2,306,132
	Middle Cap Stock Fund		1,657,615
	Value Stock Fund		495,391
	Money Market Fund		1,580,098
	Magellan Fund		1,590,296

Fidelity Investments	Stock and Bond Fund		1,383,954
	International Stock Fund		525,540
	Low-Cost Stock Fund		1,022,825
	Growth Stock Fund		1,355,080

*Participant Loans	Interest rate range: 6.57 % to 10.5%; with
	various maturity dates		261,257
			$21,016,983

*Party-in-interest.

Note: Historical cost information is not disclosed since all investments are participant directed.